Exhibit 99.5

HealthSouth and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2005	2004	2003
COMPUTATIONS OF EARNINGS:	(In Thousands)

Pretax (loss) income from continuing operations before cumulative effect of accounting change, adjustments for minority interests in earnings of consolidated affiliates, or equity in net income of nonconsolidated affiliates	(277,608)	42,419	(372,880)
Fixed Charges	338,466	311,018	270,437
Distributed income of equity investees	22,457	17,029	8,561
Interest Capitalized	—	(8,412)	(5,132)

Total Earnings	83,315	362,054	(99,014)

COMPUTATION OF FIXED CHARGES:

Interest Expensed and Capitalized	338,466	311,018	270,437

Total Fixed Charges	338,466	311,018	270,437

RATIO OF EARNINGS TO FIXED CHARGES	0.25	1.16	(0.37)

For the year ending December 31, 2003, the Company had an earnings-to-fixed charges coverage deficiency of approximately $369 million, respectively.